Exhibit 10.2

BROADCOM CORPORATION
RESTRICTED STOCK UNITS INCENTIVE AWARD PROGRAM
(Established January 18, 2011)
(Amended and Restated February 20, 2014)

SECTION I. PURPOSE

The purpose of the Broadcom Corporation (the “Company”) Restricted Stock Units Incentive Award Program (the “Program”) is to

•	Focus management efforts on the creation of long-term stockholder value,

•	Sustain consistent profitable growth,

•	Retain senior executives who have delivered sustained performance by delivering significant capital accumulation opportunities subject to their continuing employment with the Company, and

•	Encourage strategic decision-making by providing rewards for the long-term achievement of Company performance goals.
The Program was adopted under the Broadcom Corporation 1998 Stock Incentive Plan, as amended and restated March 12, 2008 and applies also to Awards (as defined below) granted under the Broadcom 2012 Stock Incentive Plan adopted February 16, 2012 (together, the “Plans”). The Program sets forth the terms and conditions for performance-based awards (“Awards”) to be granted to eligible officers under the Plan. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Plan.

SECTION II. EFFECTIVE DATE AND ELIGIBILITY CRITERIA

The Program was established on January 18, 2011. The Program shall have annual performance cycles, over which Performance Goals (as defined below) shall be measured. Each performance cycle shall be the one-year period beginning January 1 of a given year and ending December 31 of such year (the “Performance Cycle”). The first Performance Cycle under the Program was the one-year period from January 1, 2010 through December 31, 2010. The Compensation Committee of the Board of Directors of the Company (the “Committee”), in its sole discretion, may authorize subsequent Performance Cycles. Participation in one or more Performance Cycles under the Program does not assure participation in any other Performance Cycle.
Service providers who are officers of the Company or a Subsidiary whose responsibilities have a direct and significant impact on Company performance and financial results shall be eligible to participate in the Program. The Committee shall, by written resolution and at its sole discretion,

Exhibit 10.2

select individual officers to participate in the Program (each, a “Participant”) and shall advise the Participants in writing of their designation as Participants.
A Participant need not be employed by the Company on the first day of a Performance Cycle. If a Participant becomes eligible to participate in the Program during a Performance Cycle, the Committee shall determine if such Participant shall be eligible to participate in such Performance Cycle and whether or not an Award shall be prorated for such period from the Participant’s date of hire or the date of such designation to participate in the Program, if later.

SECTION III. AWARDS AND AWARD CALCULATION

A Participant shall have the opportunity to earn Awards under the Program based on the achievement of long-term Company performance.
1.    Generally
Awards shall be made annually by the Committee and shall be communicated to each Participant pursuant to an award letter setting forth the Performance Goals (as defined below) for a given Performance Cycle and the maximum number of restricted stock units (“Performance RSU Grant”) that the Participant is eligible to receive if the Committee determines that such Performance Goals are met or exceeded during the Performance Cycle, measured in the calendar year immediately following the end of the Performance Cycle. Such calendar year and each of the two calendar years immediately thereafter, referred to as the “Retention Period” to the extent such Retention Period is applicable to a specific Performance RSU Grant, as further described below. All Performance RSU Grants shall be evidenced by an agreement between the Company and the Participant in a form approved by the Committee (the “RSU Agreement”).
2.    Performance Goals
“Performance Goals” are defined as objectively determinable performance objectives established by the Committee in resolutions and communicated in writing to Participants and may be based upon one or more of the following business criteria as established by the Committee: sales growth; gross profit; operating profitability; operating income; EBITDA; earnings; EPS; cash flow; market share; sales; revenue; profits before interest and taxes; expenses; cost of goods sold; profit margin; working capital; return on capital; equity or assets; economic value added; stock price; P/E ratio; or other objectively determinable business metrics appropriate in the judgment of the Committee; provided, however, that for purposes of items above, the Committee may, at the time the Awards are made, specify certain adjustments to such items as reported in accordance with generally accepted accounting principles in the U.S. (“GAAP”), which will exclude from the calculation of those Performance Goals one or more of the following: certain charges related to acquisitions, stock-based compensation, employer payroll tax expense on certain stock option exercises, settlement costs, restructuring costs, gains or losses on strategic investments, non-operating gains or losses, certain other non-cash charges, valuation allowance on deferred tax assets, and the related income tax effects, purchases of property and equipment, and any extraordinary non- recurring items as

Exhibit 10.2

described in Accounting Principles Board Opinion No. 30, provided that such adjustments are in conformity with those reported by the Company on a non-GAAP basis. In addition, such Performance Goals may be based upon the attainment of specified levels of the Company’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Company’s business groups or divisions thereof or any Parent or Subsidiary. Performance Goals may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned, and a maximum level of performance at which an award will be fully earned. The Committee may provide that, if the actual level of attainment for any performance objective is between two specified levels, the amount of the award attributable to that performance objective shall be interpolated on a straight-line basis.
For purposes of Awards that are intended to be “qualified performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (“Code”) (“QPBC”), the Performance Goals shall be adopted for each Performance Cycle by the Committee no later than the latest time permitted by Section 162(m) of the Code (“Section 162(m)”) (generally, no later than 90 days after the commencement of the Performance Cycle) and while the performance relating to the Performance Goals remain substantially uncertain within the meaning of Section 162(m). The Awards for the 2010 Performance Cycle are not intended to be QPBC.
3.    Performance RSU Grant Calculation
Participants must meet or exceed Performance Goals during the Performance Cycle in order to receive Performance RSU Grants. Upon attaining or exceeding the Performance Goals in a Performance Cycle, Participant shall be eligible to receive, in the year immediately following the end of the Performance Cycle, subject to the Participant’s continued employment with the Company, a Performance RSU Grant, the maximum value of which shall be determined by the Committee in its sole discretion no later than the latest time permitted by Section 162(m) (the “Maximum Award Dollar Amount”). In determining the Maximum Award Dollar Amount and the actual target amount, the Committee will review the analysis and market data provided by the Company’s independent compensation consultant.
Notwithstanding anything to the contrary in the Program, the Committee may reduce (including to zero) the Maximum Award Dollar Amount and/or number of shares of the Company’s Class A Common Stock (the “Common Stock”) subject to a Performance RSU Grant below the amount or number of shares, as applicable, determined pursuant to the achievement of Performance Goals, in its sole discretion.
For Performance Cycles prior to the 2014 Performance Cycle, the same number of Performance RSU Grant shares as granted in the year immediately following the end of the Performance Cycle, if any, shall be granted in each of the two years thereafter, subject to the Participant’s continued employment with the Company through each of the grant dates (after the Committee determines the number of shares to be awarded to a Participant, in its sole discretion, such number of shares may not be unilaterally reduced by the Committee, without written consent from the affected Participant). For the 2014 Performance Cycle and Performance Cycles thereafter, such subsequent

Exhibit 10.2

year grants will apply only to 50% of the targeted Performance RSU Grant applicable to a specified Performance Cycle.
For example, to the extent applicable, upon the attainment of certain Performance Goals for a Performance Cycle, Performance RSU Grants shall be made in each of the following three years, as shown in the table below, subject to the Participant’s continued employment with the Company.

Performance Goals Achieved in Year 0	Performance RSU Grants
Year 1	Performance RSU Grant for X number of shares of Common Stock, as determined by the Committee, in its sole discretion
Year 2	Same number of Performance RSU Grant shares as granted in Year 1 for the Performance Goals achieved in Year 0
Year 3	Same number of Performance RSU Grant shares as granted in Year 1 for the Performance Goals achieved in Year 0
Due to the one-year Performance Cycles and three-year Retention Periods, in the event that applicable Performance Goals are achieved in consecutive years, Participants have the opportunity to earn multiple Performance RSU Grants in a given fiscal year, subject to Participant’s continued participation in the Program.
For the 2014 Performance Cycle and Performance Cycles thereafter, the targeted Performance RSU Grants that may be granted with respect to each such Performance Cycle shall be divided into two equal 50% portions, each with separate Performance Goals. One-half of the targeted Performance RSU Grant applicable in each such Performance Cycle shall confer upon the Participant eligibility to receive a grant of Performance RSUs in the year following the Performance Cycle and eligibility also to receive additional grants of Performance RSUs in subsequent years to the extent the Performance Goals are achieved in the applicable Performance Cycle; the other half of the targeted Performance RSU Grant applicable in each such Performance Cycle shall confer upon the Participant eligibility to receive a grant of Performance RSUs only in the year following the Performance Cycle.
Performance RSU Grants shall vest quarterly over a four-year period of continued employment with the Company (or a Subsidiary), measured from the vesting start date as set forth in the RSU Agreement for each such Performance RSU Grant. Performance RSU Grants shall entitle the Participant to receive one share of Common Stock at the time a unit vests.

SECTION IV. AWARD PAYMENT TIMING

Performance RSU Grants, if granted, in the Committee’s sole discretion, shall be paid in shares of Common Stock as soon as practicable after they vest, and in no event later than the fifteenth (15th) day of the third (3rd) month after the calendar year in which they vest.
For purposes of Awards that are intended to be QPBC, no Awards shall be paid to Participants unless and until the Committee shall make a certification in writing with respect to the attainment of the

Exhibit 10.2

Performance Goals as required by Section 162(m), and the Committee may in its sole discretion reduce an Award to a Participant, however, the Committee shall have no discretion to increase the amount of any such Award, as determined under the objectively determinable formulas.
The maximum Award to a Participant under the Program shall not exceed 9,000,000 shares of Common Stock with respect to any Performance Cycle.
A Participant must be in continuous employment with the Company (or a Subsidiary) through the grant date and subsequent vesting dates of such Awards and Performance RSU Grants. All Performance RSU Grants shall be evidenced by an RSU Agreement, which may provide for acceleration of vesting under specific circumstances. The Company shall deduct all federal, state and local taxes required by law or Company policy from any Award or Performance RSU Grants paid hereunder; provided, that such deduction shall be equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state and local income tax and payroll tax purposes that are applicable to such supplemental taxable income.
For purposes of Awards that are intended to be QPBC, once an Award formula is established based on one or more of the Performance Goals, the Committee may with the consent of the Participant establish (and once established, rescind, waive or amend) additional conditions and terms of payment of awards (including but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it deems desirable in carrying out the purposes of the Program and may take into account such other factors as it deems appropriate in administering any aspect of the Program. However, for purposes of Awards that are intended to be QPBC, the Committee shall have no authority to increase the amount of a targeted award granted to any Participant or to pay an award under the Program if the Performance Goals have not been satisfied.

SECTION V. PROGRAM ADMINISTRATION

The Program shall be administered by the Committee in accordance with the Plan and in a manner that satisfies the requirements of Section 162(m) for QPBC, if intended to be applicable.

SECTION VI. ABSENCE OF PROGRAM FUNDING; NO EQUITY INTEREST

The Program shall be unfunded. Benefits under the Program shall be paid in shares of Common Stock from the general funds of the Company (or the Subsidiary), and a Participant (or the Participant’s estate in the event of death) shall be no more than an unsecured general creditor of the Company (or the Subsidiary) with no special or prior right to any assets of the Company (or the Subsidiary).
Nothing contained in the Program shall be deemed to give any Participant any equity or other interest in the assets, business or affairs of the Company or any Subsidiary. It is not intended that a Participant’s interest in the Program shall constitute a security or equity interest within the meaning of any state or federal securities laws.

Exhibit 10.2

SECTION VII. NO TRANSFERABILITY

A Participant shall not have any right to transfer, sell, alienate, assign, pledge, mortgage, collateralize or otherwise encumber any of the payments provided by the Program.

SECTION VIII. NO EMPLOYMENT RIGHTS

The Program is not intended to be a contract of employment. Both the Participant and the Company and any Subsidiaries have the right to end their employment or other service relationship with or without cause or notice.

SECTION IX. INTERPRETATION, AMENDMENT AND TERMINATION

The Committee shall have the power to interpret all provisions of the Program, which interpretations shall be final and binding on all persons. The provisions of this document shall supersede all provisions of any and all such prior documents relating to the Program and its subject matter. However, if the provisions of this document conflict with any provision of the Plan, the provisions set forth in the Plan shall govern in all cases. The laws of the State of California shall govern all questions concerning the construction, validity and interpretation of the Program, without regard to such state’s conflict of laws rules.
To the extent applicable, the Program shall be interpreted in accordance with Section 409A of the Code (“Section 409A”). Notwithstanding any provision of the Program to the contrary, in the event that the Company determines in good faith that any compensation or benefits payable under the Program may not be either exempt from or compliant with Section 409A, the Company may adopt such amendments to the Program or adopt other policies or procedures (including amendments, policies and procedures with retroactive effectiveness), or take any other commercially reasonable actions necessary or appropriate (i) to preserve the intended tax treatment of the compensation and benefits payable hereunder and/or preserve the economic benefits of such compensation and benefits, and/or (ii) to exempt the compensation and benefits payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder.
Notwithstanding anything in the Program to the contrary, to the extent that any payment or benefit constitutes non-exempt “nonqualified deferred compensation” for purposes of Section 409A, and such payment or benefit would otherwise be payable or distributable hereunder by reason of the Participant’s termination of employment, all references to the Participant’s termination of employment shall be construed to mean a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”), and the Participant shall not be considered to have a termination of employment unless such termination constitutes a Separation from Service with respect to the Participant.

Exhibit 10.2

The Committee reserves the right to amend or terminate the Program at any time, with or without prior notice; provided, however, that all amendments to the Program shall preserve the qualification of any Awards intended to be QPBC under the Program as QPBC under Section 162(m). Notwithstanding the foregoing, except as provided below, the Committee may not amend the Program in a way that would materially impair the rights of a Participant with respect to a Performance Cycle that already has begun at the time of such amendment, except to the extent necessary to preserve the qualification of Awards as QPBC or unless such Participant has consented in writing to such amendment. In the event of any act of God, war, natural disaster, aircraft grounding, revocation of operating certificate, terrorism, strike, lockout, labor dispute, work stoppage, fire, epidemic or quarantine restriction, act of government, critical materials shortage, or any other act beyond the control of the Company, whether similar or dissimilar (each a “Force Majeure Event”), which Force Majeure Event affects the Company or its Subsidiaries or other affiliates, the Committee, in its sole discretion, may (i) terminate or (ii) suspend, delay, defer (for such period of time as the Committee may deem necessary), or substitute any Awards due currently or in the future under the Program, including, but not limited to, any Awards that have accrued to the benefit of Participants but have not yet been paid, subject to Section 409A of the Code, and the regulations and guidance promulgated thereunder.